EXHIBIT 15



R&B Falcon Corporation:



     We are aware that R&B Falcon Corporation has incorporated by reference in this registration statement on Form S-8 its Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998, which include our reports dated April 20, 1998, July 28, 1998 and November 4, 1998, respectively, covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, those reports are not considered a part of the registration statement prepared or certified by our Firm or reports prepared or certified by our Firm within the meaning of Sections 7 and 11 of the Act.



/s/ARTHUR ANDERSEN LLP

Houston, Texas
November 23, 1998